SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
SECURITIES EXCHANGE ACT OF 1934

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Varian Medical Systems, Inc.

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Varian Medical Systems, Inc.

3100 Hansen Way

Palo Alto, CA 94304

December 23, 2002

Dear Stockholder:

      You are cordially invited to attend the 2003 Annual Meeting of Stockholders of Varian Medical Systems, Inc. to be held on Thursday, February 13, 2003 at 1:00 p.m. at the Sheraton Palo Alto, Justine’s Conference Room, 625 El Camino Real, Palo Alto, California.

      The Secretary’s formal notice of the meeting and the Proxy Statement appear on the following pages and describe the matters to be acted upon at the annual meeting. You also will have the opportunity to hear what has happened in our business in the past year and to ask questions.

      We hope that you can join us. However, whether or not you plan to be there, please sign and return your proxy card in the enclosed envelope as soon as possible so that your vote will be counted.

Sincerely,

Richard M. Levy
President and Chief Executive Officer

Varian Medical Systems, Inc.

3100 Hansen Way
Palo Alto, CA 94304

December 23, 2002

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

      Varian Medical Systems, Inc. will hold its 2003 Annual Meeting of Stockholders at the Sheraton Palo Alto, Justine’s Conference Room, 625 El Camino Real, Palo Alto, California on Thursday, February 13, 2003 at 1:00 p.m.

      At this meeting we will ask you:

•	to elect three directors; and

•	to transact any other business that properly comes before the meeting.

      Your Board of Directors has selected December 16, 2002 as the record date for determining stockholders entitled to vote at the meeting. A list of stockholders as of that date will be available for inspection during normal business hours at our offices at 3100 Hansen Way, Palo Alto, California, for ten days before the meeting.

      This Proxy Statement, a proxy card and our 2002 Annual Report are being distributed on or about December 23, 2002 to those entitled to vote.

By Order of the Board of Directors

Joseph B. Phair
Secretary

GENERAL INFORMATION

Q:	Who is soliciting my proxy?

A:	The Board of Directors—the Board—of Varian Medical Systems—the Company—is sending you this Proxy Statement in connection with our solicitation of proxies for use at the 2003 Annual Meeting of Stockholders—the Annual Meeting. Certain directors, officers and employees also may solicit proxies on our behalf by mail, phone, fax or in person. Georgeson Shareholder Communications, Inc., 111 Commerce Road, Carlstadt, New Jersey, 07072-2586, may be hired to assist in soliciting proxies from brokers, bank nominees and other stockholders.

Q:	Who is paying for this solicitation?

A:	Varian Medical Systems will pay for the solicitation of proxies. The Company’s directors, officers and employees will not receive extra remuneration. The Company would pay Georgeson Shareholder Communications, Inc. not more than $25,000 plus reasonable out-of-pocket expenses, and also will reimburse banks, brokers, custodians, nominees and fiduciaries for their reasonable charges and expenses to forward our proxy materials to the beneficial owners of our common stock.

Q:	What am I voting on?

A:	The election of David W. Martin, Jr., Ruediger Naumann-Etienne and Allen S. Lichter to the Board. Mr. Martin and Mr. Naumann-Etienne have been nominated for election for three-year terms ending at the 2006 Annual Meeting of Stockholders. Mr. Lichter has been nominated for election for a two-year term ending at the 2005 Annual Meeting of Stockholders. As reported in the Proxy Statement for the 2002 Annual Meeting, Burton Richter is retiring at the Annual Meeting without completing the full term to which he was elected. Mr. Lichter has been nominated to serve the balance of that term.

Q:	Who can vote?

A:	Only those people who owned the Company’s common stock at the close of business on December 16, 2002, the record date for the Annual Meeting, may vote. Each share of common stock outstanding on that date is entitled to one vote on all matters to come before the meeting, except that cumulative voting will apply in the election of directors. Under the cumulative voting method of election, the stockholder computes the number of votes available to the stockholder by multiplying the number of shares the stockholder owned on the record date by the number of directors to be elected, and may cast the votes all for a single nominee or may distribute them in any manner among the nominees.

Q:	How do I vote?

A:	You may vote your shares either in person or by proxy. To vote by proxy, you should mark, date, sign and mail the enclosed proxy card in the prepaid envelope. Giving a proxy will not affect your right to vote your shares if you attend the Annual Meeting and want to vote in person—by voting you automatically revoke your proxy. You also may revoke your proxy at any time before the voting by giving our Secretary written notice of your revocation or by submitting a later-dated proxy. If you sign and return your proxy card in time, the individuals named as proxyholders will vote your shares as you instruct. If you sign and return your proxy card but do not mark your voting instructions, the individuals named as proxyholders will vote your shares FOR the election of the nominees for director.

Q:	What constitutes a quorum?

A:	On the record date, Varian Medical Systems had 67,824,015 shares of common stock, $1.00 par value, outstanding. Voting can take place at the Annual Meeting only if stockholders owning a majority of the issued and outstanding stock entitled to vote at the meeting are present in person or represented by proxy. We include the shares of persons who abstain in determining those present and entitled to vote, but exclude shares held by brokers in “street” or “nominee” name when the broker indicates that you have not voted and it lacks discretionary authority to vote your shares on any matter— broker non-votes.

Q:	What vote is needed?

A:	The nominees receiving the most votes are elected as directors. As a result, if you withhold your authority to vote for any nominee, your vote will not count for or against the nominee, nor would a broker non-vote affect the outcome of the election.

Q:	Can I vote on other matters?

A:	Our by-laws limit the business conducted at any annual meeting to (1) business in the notice of the meeting, (2) business directed by the Board and (3) business brought by a stockholder of record entitled to vote at the meeting so long as the stockholder has notified our Secretary in writing (at our Palo Alto headquarters) not less than 60 days nor more than 90 days before the anniversary of the mailing of the proxy statement for the prior year’s annual meeting. The notice must briefly describe the business to be brought and the reasons; give the name, address and number of shares owned by the stockholder of record and any beneficial holder for which the proposal is made; and identify any material interest the stockholder of record or any beneficial owner has in the business.

We do not expect any matters other than the election of the directors to come before the Annual Meeting. If any other matter is presented, your signed proxy card gives the individuals named as proxyholders the authority to vote your shares to the extent authorized by Rule 14a-4(c) under the Securities Exchange Act of 1934—the Exchange Act—(which would include matters that the proxyholders did not know were to be presented at least 60 days before the anniversary of the mailing of last year’s proxy statement).

Q:	When are stockholder proposals due for the 2004 Annual Meeting?

A:	To be considered for presentation in the proxy statement for our 2004 Annual Meeting of Stockholders, a stockholder proposal must be received no later than August 25, 2003.

Q:	How do I nominate someone to be a director?

A:	A stockholder may recommend nominees for director by notifying our Secretary in writing (at our Palo Alto headquarters) not less than 60 days nor more than 90 days before the anniversary of the mailing of the proxy statement for the prior year’s annual meeting. The notice must include the full name, age, business and residence addresses, principal occupation or employment of the nominee, the number of shares of Varian Medical Systems common stock the nominee beneficially owns, any other information about the nominee that must be disclosed in proxy solicitations under Rule 14(a) of the Exchange Act and the nominee’s written consent to the nomination and to serve, if elected.

Q:	How does the January 2002 stock split affect the information in this proxy statement?

A:	All beneficial stock ownership and valuations reported in this proxy statement have been adjusted to reflect the 2-for-1 stock split that occurred on January 15, 2002.

Q:	Will the auditors be at the meeting?

A:	PricewaterhouseCoopers LLP, our fiscal year 2002 auditors, also will be our auditors in fiscal year 2003. A PricewaterhouseCoopers LLP representative will attend the meeting, have the opportunity to make a statement if he or she desires and will be available to answer appropriate questions.

ELECTION OF DIRECTORS

      Varian Medical Systems’ Board is divided into three classes serving staggered three-year terms. At the Annual Meeting, you and the other stockholders will elect two individuals to serve as directors for three-year terms which expire at the 2006 Annual Meeting. One of these directors, David W. Martin, Jr., is now a member of the Board of Directors and one, Ruediger Naumann-Etienne, has been nominated to replace Richard W. Vieser, our retiring Chairman of the Board.

      Burton Richter, whose term as a director would normally extend until the 2005 Annual Meeting, also is retiring at the 2003 Annual Meeting. The Board has nominated Allen S. Lichter to serve the remaining two years of Mr. Richter’s term.

      The individuals named as proxyholders will vote your proxy for the election of the three nominees unless you direct them to withhold your votes. If any nominee becomes unable to serve as a director before the meeting (or decides not to serve), the individuals named as proxyholders may vote for a substitute. We recommend a vote FOR each nominee.

      Below are the names and ages of the Company’s directors, the years they became directors, their principal occupations or employment for at least the past five years and directorships they hold in other public companies.

Nominees for Election for a Three-Year Term Ending with the 2006 Annual Meeting

• David W. Martin, Jr.	Age 62, a director since 1994. Chief Executive Officer of Eos Biotechnology, Inc. (a biotechnology company) since 1997; from 1995 to 1996, Chief Executive Officer and a director of LYNX Therapeutics, Inc. (a biotechnology company); from 1994 to 1995, Senior Vice President of Chiron Corporation and President of Chiron Therapeutics (a biotechnology company); and from 1990 through 1993, Executive Vice President for Research and Development at The Du Pont Merck Pharmaceutical Company. Also a director of Cubist Pharmaceuticals, Inc.

• Ruediger Naumann-Etienne	Age 56, Chairman of the Board and Chief Executive Officer of Quinton Cardiology Systems (a medical equipment company) since 2000. From 1993 to 1999, Chairman of the Board of OEC Medical Systems, and its Chief Executive Officer from 1995 to 1997; from 1994 to 1997, Chief Financial Officer of Diasonics, Inc. (a medical equipment manufacturer) and its Chief Operating Officer from 1990 to 1997; and Owner and Managing Director of Intertec Group (an investment company specializing in the medical technology field) from 1989 to present. Also a director of BioRad Laboratories, Inc.

Nominees for Election for a Two-Year Term Ending with the 2005 Annual Meeting

• Allen S. Lichter	Age 56, Dean of the University of Michigan Medical School since 1999, after serving as interim Dean from December 1, 1998 while maintaining his prior position as professor of radiation oncology in the University’s Department of Radiation Oncology; from 1984 to 1997, Chair of the Department of Radiation Oncology at the University of Michigan Medical School; and from 1984 to 1991, Director of the Breast Oncology Program at the University of Michigan Comprehensive Cancer Center.

Directors Continuing in Office Until the 2004 Annual Meeting

• John Seely Brown	Age 62, a director since 1998. Retired; Vice President of Xerox Corporation from 1986 to 2002 and Chief Scientist from 1992 to 2002; Director of the Xerox Palo Alto Research Center from 1990 to 2000; and Chief Innovation Officer of 12 Entrepreneuring from 2000 to 2002. Also a director of Corning Incorporated and Polycom.

• Samuel Hellman	Age 68, a director since 1992. A. N. Pritzker Distinguished Service Professor in the Department of Radiation and Cellular Oncology at the University of Chicago since 1993. From 1988 to 1993, Dean of the University’s Division of Biological Sciences and its Pritzker School of Medicine, Vice President of the University’s Medical Center and the A. N. Pritzker Professor in the Department of Radiation and Cellular Oncology.

• Terry R. Lautenbach	Age 64, a director since 1993. Retired; Senior Vice President of International Business Machines Corporation from 1988 to 1992; responsible for IBM’s worldwide manufacturing and development, and North American marketing and services from 1990 to 1992; served on IBM’s Management Committee in 1991 and 1992. Also a director of Air Products and Chemicals, Inc., CVS Corporation, and Footstar, Inc. Mr. Lautenbach will become our Lead Director effective February 14, 2003.

Director Continuing in Office Until the 2005 Annual Meeting

• Richard M. Levy	Age 64, a director since 1999. Our President and Chief Executive Officer since April 2, 1999; our Executive Vice President responsible for our medical systems business from 1990 to April 2, 1999. Also a director of Pharmacyclics, Inc. Mr. Levy will become our Chairman of the Board effective February 14, 2003.

Committees of the Board of Directors; Meetings

      We have six standing committees:

Executive Committee

•	Acts on matters when a meeting of the full Board is impracticable.

•	Has all the powers of the Board except those powers reserved by law to the full Board.

      The current members are John Seely Brown, Richard M. Levy and Richard W. Vieser (Chairman). The Executive Committee did not meet in fiscal year 2002, but conducted all of its business by unanimous written consent.

Nominating and Corporate Governance Committee

•	Identifies and recommends to the Board, potential nominees to the Board, including stockholder suggestions, and recommends Board committee assignments.

•	Sets performance goals for the Board and assesses Board performance.

•	Reviews policies affecting directors, including external developments in corporate governance.

      The current members are John Seely Brown, Samuel Hellman, Burton Richter and Richard W. Vieser (Chairman). The Nominating and Corporate Governance Committee met two times in fiscal year 2002.

Audit Committee

•	Evaluates the independence and performance of the independent auditors and recommends their selection and replacement.

•	Reviews the Company’s quarterly and annual financial statements with management and the independent auditors.

•	Considers significant financial reporting issues and major changes to accounting principles.

      The current members are Terry R. Lautenbach (Chairman), David W. Martin, Jr. and Richard W. Vieser. The Audit Committee met four times in fiscal year 2002.

Organization and Compensation Committee

•	Administers the Company’s stock and cash incentive plans.

•	Determines the compensation of the President and Chief Executive Officer and the other senior executives.

•	Recommends the establishment of policies dealing with various compensation and employee benefit plans.

      The current members are John Seely Brown, Samuel Hellman, Terry R. Lautenbach, David W. Martin, Jr., Burton Richter and Richard W. Vieser (Chairman). The Organization and Compensation Committee met four times in fiscal year 2002.

Technology Committee

•	Reviews technological developments which may be of interest to or present opportunities for the Company.

      The current members are John Seely Brown (Chairman), Samuel Hellman, Terry R. Lautenbach, David W. Martin, Jr., Burton Richter and Richard W. Vieser. The Technology Committee met two times in fiscal year 2002.

Stock Grant Committee

•	Grants and administers stock options, restricted stock and other awards, subject to certain limitations, to non-officers of the Company.

      The current members are Richard M. Levy (Chairman) and Burton Richter. The Stock Grant Committee did not meet in fiscal year 2002, but conducted all of its business by unanimous written consent.

Compensation Committee Interlocks and Insider Participation

      None of the Company’s executive officers currently serves, or in the past has served, as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving on the Company’s Board or Compensation Committee.

STOCK OWNERSHIP

Beneficial Ownership of Certain Stockholders, Directors and Executive Officers

      This table shows as of the most recent filing with the Securities and Exchange Commission for certain stockholders and as of December 2, 2002 for directors, nominees for director and other named executive officers: (1) the beneficial owners of more than 5 percent of the Company’s common stock and the number of shares they beneficially owned; and (2) the number of shares each director, each nominee for director, each executive officer named in the Summary Compensation Table on page 9 and all directors, nominees for director and executive officers as a group beneficially owned, as reported by each person. Except as noted, each person has sole voting and investment power over the shares shown in this table.

	Amount and Nature of
	Common Stock
	Beneficially Owned

	Number of Shares		Percent of
	Beneficially Owned(1)		Class

Stockholders
FMR Corp.	7,445,520	(2)	10.97
82 Devonshire Street Boston, Massachusetts 02109
Pequot Capital Management, Inc.	4,198,600	(3)	6.18
500 Nyala Farm Road Westport, Connecticut 06680
Oppenheimer Funds Inc.	3,564,600	(4)	5.25
498 Seventh Avenue New York, New York 10018
Directors, Nominees for Director and Other Named Executive Officers
John Seely Brown	41,347	(5)	*
Samuel Hellman	37,409	(6)	*
Terry R. Lautenbach	106,657	(7)	*
David W. Martin, Jr.	94,981	(8)	*
Burton Richter	41,924	(9)	*
Richard W. Vieser	330,488	(10)	*
Allen S. Lichter	0		*
Ruediger Naumann-Etienne	0		*
Richard M. Levy	1,787,789	(11)	2.57
Elisha W. Finney	213,213	(12)	*
John C. Ford	208,424	(13)	*
Timothy E. Guertin	339,066	(14)	*
Joseph B. Phair	417,568	(15)	*
All directors, nominees for director and executive officers as a group (15 persons)	3,901,807	(16)	5.67

*	The percentage of shares of common stock beneficially owned does not exceed one percent of the shares of common stock outstanding at December 2, 2002.

(1)	Includes shares the officers and directors could acquire under exercisable stock options within 60 days of December 2, 2002. Based on 67,896,491 shares outstanding on December 2, 2002.

(2)	Based on a Schedule 13G/ A dated March 11, 2002, FMR Corp has the sole power to vote 1,263,200 of these shares and the sole power to dispose of all of these shares. Edward C. Johnson 3d and Abigal P. Johnson as owners of 12% and 24.5%, respectively, of the aggregate outstanding voting stock of FMR and as directors are also considered the beneficial owner of these shares with the sole power to dispose of all of these shares.
(3)	Based on a Schedule 13G dated February 14, 2002, Pequot Capital Management has the sole power to vote and the sole power to dispose of all of these shares.
(4)	Based on a Schedule 13G dated February 7, 2002, Oppenheimer Funds, Inc. has no power to vote and shared power to dispose of all of these shares.
(5)	Includes 40,947 shares which may be acquired under exercisable stock options.
(6)	Includes 36,409 shares which may be acquired under exercisable stock options.
(7)	Includes 96,127 shares which may be acquired under exercisable stock options.
(8)	Includes 92,981 shares which may be acquired under exercisable stock options.
(9)	Includes (a) 32,724 shares which may be acquired under exercisable stock options and (b) 7,600 shares held in a trust of which Mr. Richter is co-trustee with his wife, as to which voting and investment powers are shared with Mr. Richter’s wife.

(10)	Includes 313,460 shares which may be acquired under exercisable stock options.
(11)	Includes (a) 1,619,984 shares which may be acquired under exercisable stock options and (b) 167,805 shares held in a trust of which Mr. Levy is co-trustee with his wife, as to which voting and investment powers are shared with Mr. Levy’s wife.
(12)	Includes 200,718 shares which may be acquired under exercisable stock options.
(13)	Includes 208,424 shares which may be acquired under exercisable stock options.
(14)	Includes 316,624 shares which may be acquired under exercisable stock options.
(15)	Includes (a) 367,114 shares which may be acquired under exercisable stock options, (b) 1,830 shares held by Mr. Phair’s first son and (c) 3,520 shares held by Mr. Phair’s second son. Mr. Phair shares voting and investment powers over the 1,830 shares held by his first son and the 3,520 shares held by his second son.
(16)	Includes (a) 3,587,506 shares which may be acquired under exercisable stock options and (b) 182,103 shares as to which voting and/or investment power is shared (see footnotes, above).

Section 16(a) Beneficial Ownership Reporting Compliance

      Under U.S. securities laws, directors, certain executive officers and persons holding more than 10% of Varian Medical Systems common stock must report their initial ownership of the common stock and any changes in that ownership to the Securities and Exchange Commission— the SEC. The SEC has designated specific due dates for these reports and the Company must identify in this Proxy Statement those persons who did not file these reports when due. Based solely on its review of copies of the reports filed with the SEC and written representations of its directors and executive officers, the Company believes all persons subject to reporting filed the required reports on time in fiscal year 2002, other than a Form 5 filing on behalf of Mr. Hellman (for a 134 share charitable gift) and a Form 4 filing on behalf of Mr. Lautenbach (for 71.6332 shares of phantom stock acquired under the Deferred Compensation Plan), which were filed after the dates each was due.

COMPENSATION OF DIRECTORS AND THE NAMED EXECUTIVE OFFICERS

Compensation of Directors

      Annual Compensation. As non-employee Chairman of the Board, Mr. Vieser, who will retire from the Board at the Annual Meeting, received an annual retainer of $70,000. Directors who are not a Company employee— an outside director— currently receive an annual retainer of $30,000, plus $1,000 for each Board and committee meeting the director attends. Directors who are employees receive no compensation for their services as directors.

      Directors may convert their annual retainer to options to purchase the Company’s common stock at the rate of $1 cash to $4 of stock options, at an exercise price equal to the fair market value of the common stock on the grant date. These options are immediately exercisable and expire ten years after the grant date unless terminated earlier. Beginning September 30, 2000, directors could alternatively elect to defer their retainer and/or meeting fees under our Deferred Compensation Plan. See “Deferred Compensation Plan” below.

      During fiscal year 2002, we paid to our directors, or deferred on their behalf, a total of $297,000 in fees, of which $190,000 was converted to stock options at the rate described above. We also reimbursed the directors for their out-of-pocket expenses in attending Board and committee meetings. The Board met four times in fiscal year 2002. Each director attended at least 75% of the total Board and applicable committee meetings.

      Stock Options. As non-employee Chairman of the Board, Mr. Vieser received an initial non-qualified stock option to acquire 200,000 shares of the Company’s common stock when he became Chairman. Each outside director receives an initial non-qualified stock option to acquire 20,000 shares of the Company’s common stock when first appointed or elected to the Board. All outside directors receive annually thereafter a non-qualified stock option to acquire 10,000 shares of the Company’s common stock.

Compensation of the Named Executive Officers—Summary Compensation Table

		Annual Compensation			Long-Term Compensation

					Awards		Payouts

						Securities
					Restricted	Underlying
				Other Annual	Stock	Options/	LTIP	All Other
		Salary	Bonus	Compensation	Award(s)	SARs	Payouts	Compensation
Name and Principal Position	Year	($)	($)(1)	($)(2)	($)(3)	(#)(4)	($)(5)	($)(6)

Richard M. Levy	2002	723,112	1,443,835	110,020	0	180,000	0	90,395
President and Chief	2001	627,656	1,059,066	122,981	1,038,503	850,000	0	74,129
Executive Officer	2000	562,430	828,704	32,630	0	0	0	50,192

Elisha W. Finney	2002	284,268	347,150	15,249	0	50,000	0	29,278
Corporate Vice President	2001	245,586	253,881	35,104	519,391	180,000	0	23,990
and Chief Financial Officer	2000	217,324	296,995	9,806	0	0	0	17,421

John C. Ford	2002	275,442	444,317	12,578	0	50,000	0	28,679
Corporate Vice President	2001	260,860	249,796	5,912	519,391	180,000	0	28,961
	2000	252,320	257,176	6,831	0	0	0	20,983

Timothy E. Guertin	2002	354,836	771,684	12,016	0	70,000	0	10,510
Corporate Vice President	2001	292,228	352,827	15,297	559,353	200,000	0	33,425
	2000	268,056	338,533	35,010	0	0	0	24,795

Joseph B. Phair	2002	271,072	323,595	18,510	0	50,000	0	29,476
Corporate Vice President	2001	257,312	258,851	2,434	519,391	180,000	0	27,180
Administration, Secretary	2000	247,328	223,860	5,472	0	0	0	16,042
and General Counsel

(1)	Consists of Management Incentive Plan and Employee Incentive Plan awards, and (in some cases) special cash bonuses. Amounts for 2001 and 2002 include amounts deferred under the Deferred Compensation Plan. See “Deferred Compensation Plan” below.

(2)	Consists of amounts reimbursed for the payment of taxes on certain perquisites and personal benefits. The amounts for Mr. Levy also include aggregate incremental costs for perquisites and personal benefits (including (a) $28,254 for the purchase of his company-owned car and (b) $21,840 and $30,794 for tax and financial planning in 2002 and 2001, respectively).

(3)	Amounts consist of restricted performance shares (valued at the closing market price on the date of grant) which vest in full and are converted into unrestricted common stock on the date that is five years after the grant date.

(4)	Consists of shares of common stock subject to stock options granted pursuant to the Omnibus Stock Plan, adjusted for the Company’s 2-for-1 stock split that occurred on January 15, 2002. (No stock appreciation rights have been granted).

(5)	There have been no LTIP payouts for the last three years.

(6)	Consists of (a) company contributions (including interest) to Retirement Program and Supplemental Retirement Plan accounts for fiscal years 2002, 2001 and 2000, respectively (Mr. Levy, $87,776, $71,411 and $47,082; Ms. Finney, $27,653, $22,218 and $16,141; Mr. Ford, $26,332, $26,298 and $17,938; Mr. Guertin, $8,500, $31,393 and $21,969; and Mr. Phair, $27,938, $25,488 and $13,562); (b) company-paid premiums for group term life insurance in fiscal years 2002, 2001 and 2000, respectively (Mr. Levy, $1,812, $1,960 and $2,352; Ms. Finney, $941, $886 and $754; Mr. Ford, $1,839, $2,288 and $2,681; Mr. Guertin, $1,211, $1,376 and $2,218; and Mr. Phair, $892, $1,115 and $1,757); and (c) company-paid premiums for disability insurance in fiscal years 2002, 2001 and 2000, respectively (Mr. Levy, $807, $758 and $758; Ms. Finney, $684, $886 and $526; Mr. Ford, $508, $375 and $364; Mr. Guertin, $799, $656 and $608; and Mr. Phair, $646, $577 and $723).

Option/ SAR Grants in Last Fiscal Year

	Individual Grants(1)

	Number of	Percent of			Potential Realizable Value at
	Securities	Total			Assumed Annual Rate of Stock
	Underlying	Options/SARs	Exercise		Price Appreciation For Option
	Options/	Granted to	Price Per		Term(2)
	SARs	Employees in	Share	Expiration
Name	Granted	Fiscal Year	($/Share)	Date	5%	10%

Richard M. Levy	180,000	10.71%	$35.9000	11-15-2011	$4,063,917	$10,298,764
Elisha W. Finney	50,000	2.98%	$35.9000	11-15-2011	$1,128,866	$2,860,768
John C. Ford	50,000	2.98%	$35.9000	11-15-2011	$1,128,866	$2,860,768
Timothy E. Guertin	70,000	4.17%	$35.9000	11-15-2011	$1,580,412	$4,005,075
Joseph B. Phair	50,000	2.98%	$35.9000	11-15-2011	$1,128,866	$2,860,768

(1)	Consists of a single stock option grant at an exercise price of 100% of the fair market value of the underlying shares on the grant date and expiring ten years from the grant date. One-third of the shares vest twelve months after the grant and one thirty-sixth of the shares vests monthly from the thirteenth through the thirty-sixth month after the grant. The option holder may pay the exercise price in cash or by delivery of already-owned shares. If a change of control of the Company occurs, the options become exercisable in full. What constitutes a change in control for this purpose is described below.

(2)	These assumed rates are not intended to represent a forecast of possible future appreciation of the common stock or total stockholder return.

Aggregated Option/ SAR Exercises in Last Fiscal Year and Fiscal Year-End Option/ SAR Values

			Number of Securities		Value of Unexercised
			Underlying Unexercised		In-the-Money
			Options/SARs at Fiscal		Options/SARs at
	Shares		Year-End		Fiscal Year-End($)(1)
	Acquired on	Value
Name	Exercise(#)	Realized($)	Exercisable	Unexercisable	Exercisable	Unexercisable

Richard M. Levy	202,538	$5,563,447	1,505,545	374,455	$39,477,345	$4,467,675
Elisha W. Finney	45,000	$1,444,209	176,275	94,725	$3,549,259	$1,094,479
John C. Ford	216,564	$6,764,028	168,981	94,725	$3,297,443	$1,094,479
Timothy E. Guertin	35,200	$1,044,380	308,182	120,558	$7,567,174	$1,342,087
Joseph B. Phair	26,198	$895,576	327,671	94,725	$8,615,054	$1,094,479

(1)	The value of unexercised in-the-money options equals the difference between the stock option exercise price and $43.68, the closing price of the Company’s common stock on the New York Stock Exchange on September 27, 2002, multiplied by the number of shares underlying the stock option.

Deferred Compensation Plan

      Effective September 30, 2000, we adopted a voluntary deferred compensation plan which allows directors, executive officers and certain other management and highly compensated employees to forgo current compensation (up to 75% of base salary, up to 100% of incentive plan payments, stock option gains and, in the case of director participants, directors’ fees) and invest it in various mutual funds or on a phantom basis in our common stock. As required, amounts deferred for fiscal years 2001 and 2002 are included in the compensation of directors and the appropriate columns of the summary compensation table.

Change in Control Agreements

      Under change of control agreements with senior executives, including the Chief Executive Officer and Chief Financial Officer, the Company will pay any of these executives who are terminated other than for “cause” or who resign for “good reason” within 18 months after a change in control a lump sum severance amount equal to 3.0 (in the case of the CEO) or 2.50 (in the case of the other senior executives) times the sum of the executive’s annual base salary, plus the highest annual and multi-year bonuses paid to the individual in any of the three years ending before the termination date. Cause includes, generally, failure to perform, fraud and certain wrongful acts, felony convictions and court or regulatory orders requiring termination. Good reason includes, generally, a change in duties, a reduction in compensation, a material change in employee benefits, relocation and certain breaches of the agreement by the Company.

      Under each agreement, unvested stock options will become immediately exercisable and restrictions on restricted stock will be released as of the executive’s termination date. In addition, we will continue the insurance and other benefits of the executive under the then-existing terms for up to 24 months (or, if earlier, the start of full time employment). If any of the payments are subject to excise tax under the excess parachute provisions of the Internal Revenue Code, we will increase the payments so that the person is in the same after-tax economic position.

      In general, a “change in control” occurs when (a) a person becomes the beneficial owner of 30% or more of the Company’s voting power, (b) “continuing directors”—generally those already on the Board or nominated by those on the Board—are no longer a majority of the Company’s directors, (c) the Company engages in a merger or similar transaction after which our stockholders do not hold more than 50% of the resulting company or (d) the Company dissolves, liquidates or sells all or substantially all of its assets. The officers agree not to voluntarily leave the Company when the Company is faced with a transaction that might result in a change in control.

ORGANIZATION AND COMPENSATION COMMITTEE REPORT

      The Organization and Compensation Committee of the Board—the Committee—determines the compensation of executive officers. It has provided you with this report to help you to understand the goals, policies and procedures it follows in making its determinations.

      The Committee’s executive compensation philosophy is that compensation programs should:

•	be closely aligned with the interest of the stockholders;

•	be linked with business goals and strategies;

•	be competitive within our industry and community so that we can attract and retain high quality executives;

•	base a substantial portion of executive officers’ compensation on our financial performance measured against pre-determined objectives; and

•	reward executive officers for good performance.

      Compensation of executive officers, including the Chief Executive Officer, is comprised of four elements—base salary, annual bonuses, stock ownership and other compensation.

Base Salaries

      Base salaries are designed primarily to provide compensation at competitive levels that enable the Company to attract and retain executives. They are intended to contribute less to total compensation than incentive-based compensation.

      In determining fiscal year 2002 salaries, the Committee considered each executive officer’s fiscal year 2001 compensation, each executive officer’s potential incentive compensation in fiscal year 2002, each executive officer’s position and responsibilities, published market data on other companies’ anticipated salary increases for 2002 and the Company’s financial performance in fiscal year 2001. The Committee also reviewed executive compensation surveys on salaries paid to executive officers of electrical/electronic businesses and medical companies with comparable sales volume and peer group proxy surveys in year 2001.

Annual Incentive Awards

      We also have created annual incentives for executive officers through potential cash awards under a Management Incentive Plan intended to link compensation directly to improved financial performance.

      The Committee based executive officers’ awards for fiscal year 2002 on percentage growth in dollar earnings before interest, taxes and goodwill amortization— EBITA— achieved by the executive’s business unit and the Company as a whole. For Mr. Guertin and Mr. Ford, the Committee based 40% of their awards on Company EBITA growth and 60% on their respective business unit EBITA growth. The Committee based 100% of Mr. Levy’s, Mr. Phair’s and Ms. Finney’s awards on Company EBITA growth. Awards for the Company’s executive officers listed in the Summary Compensation Table could have ranged from zero to 200% of the executive officer’s base salary for fiscal year 2002 depending on the EBITA growth targets achieved and the predetermined participation levels for that executive. The Committee determined each executive officer’s participation level based on the amounts fixed for comparably situated officers for fiscal year 2002.

Stock Options

      We believe that executive officers and other employees who are in a position to make a substantial contribution to our long-term success and to build stockholder value should have a significant stake in our on-going success. As a result, we have granted non-qualified stock options to the Chief Executive Officer and other executive officers under an Omnibus Stock Plan in order to retain talented personnel and to align their compensation with stockholder value. Because the stock options have an exercise price equal to the market price of our stock on the grant date and vest over three years, stock options compensate executive officers only if the stock price increases after the grant date and the executive officer remains employed or otherwise qualified under the terms of the grant for the periods required for the stock option to become exercisable.

Other Compensation

      To attract and retain talented executive officers, the Committee also has approved arrangements giving executive officers certain perquisites, such as use and purchase of an automobile under our executive car program, reimbursement for tax planning and return preparation and financial counseling services, reimbursement for any taxes paid on certain perquisites and reimbursement for annual medical examinations. In order to make retirement contributions which could not be contributed to executive officers’ qualified retirement accounts due to Internal Revenue Code limitations, we also maintain a Supplemental Retirement Plan— SRP— under which we make supplemental retirement contributions. In fiscal year 2001, VMS adopted a Deferred Compensation Plan— DCP— under which eligible employees may defer a portion of their cash compensation into this plan. The SRP is now included in the DCP. We also permit executive officers to participate in compensation and benefit programs generally available to other employees, such as the Employee Incentive Plan, 401(k) Retirement Program and supplemental life and disability insurance program.

Tax Deductibility of Executive Compensation

      U.S. tax law does not let us deduct from the Company’s federal taxable income certain compensation paid to the Chief Executive Officer and the next four highly compensated executive officers that is not variable or at risk and which exceeds $1,000,000. Stockholders approved the Management Incentive Plan under which fiscal year 2002 awards were made and the Omnibus Stock Plan under which stock options and performance shares were granted so that awards under those plans would be eligible for continued tax deductibility. However, the Committee considers one of its primary responsibilities to be structuring a compensation program that will attract, retain and reward executive talent necessary to maximize stockholder return. Accordingly, the Committee believes that the Company’s interests are best served in some circumstances by providing compensation (such as salary, perquisites and special cash bonuses) which might be subject to the U.S. tax law deductibility limitation.

Bases for CEO Compensation

      The Committee followed generally the same policies and programs described above for compensation of executive officers in determining fiscal year 2002 compensation for Mr. Levy as President and Chief Executive Officer.

      The Committee set Mr. Levy’s annual base salary for fiscal year 2002 in accordance with the policies and considerations used to determine the fiscal year 2002 salaries of the other executive officers.

      We also paid Mr. Levy an incentive award for fiscal year 2002 (in accordance with the Management Incentive Plan described above) equal to 187.1% of his base salary during fiscal year 2002.

John Seely Brown	David W. Martin, Jr.
Samuel Hellman	Burton Richter
Terry R. Lautenbach	Richard W. Vieser (Chairman)

AUDIT COMMITTEE REPORT

      The Audit Committee of the Board—the Audit Committee—consists of three directors whose signatures appear below. Each member of the Audit Committee is “independent”, as defined in the New York Stock Exchange Rules.

      The Audit Committee’s general role is to assist the Board in monitoring VMS’s financial reporting process and related matters. Its specific responsibilities are set forth in its charter. The Audit Committee reviews its charter annually, and did so in the corporation’s 2002 fiscal year.

      As required by the charter, the Audit Committee reviewed VMS’s financial statements for fiscal year 2002 and met with management, as well as with representatives of PricewaterhouseCoopers LLP, our independent public accountants, to discuss the financial statements. The Audit Committee also discussed with representatives of PricewaterhouseCoopers LLP the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees.

      In addition, the Audit Committee discussed with representatives of PricewaterhouseCoopers LLP their independence from management and VMS, including the matters in the written disclosures required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees.

      Based on these discussions, the financial statements review and other matters it deemed relevant, the Audit Committee recommended to the Board of Directors (and the Board approved) that the corporation’s audited financial statements for fiscal year 2002 be included in the VMS Annual Report on Form 10-K for the year ended September 27, 2002.

      Furthermore, in connection with standards for independence promulgated by the Securities and Exchange Commission, the Audit Committee reviewed the services provided by our independent public accountants, PricewaterhouseCoopers LLP, and the fees VMS paid for these services, and also reviewed whether the provision of the services is compatible with maintaining the accountant’s independence. The Audit Committee determined that the provision of the services is compatible with maintaining that independence.

Terry R. Lautenbach (Chairman)
David W. Martin, Jr.
Richard W. Vieser

PERFORMANCE GRAPHS

Varian Associates, Inc.

      This graph shows the total return on Varian Associates, Inc. common stock and certain indices from September 26, 1997 until April 1, 1999— immediately before Varian Associates, Inc. spun off to its stockholders its instruments and semiconductor equipment businesses.

COMPARISON OF 18 MONTH CUMULATIVE TOTAL RETURN*

AMONG VARIAN ASSOCIATES, THE S & P 500 INDEX
AND THE S & P TECHNOLOGY INDEX

*$100 INVESTED ON SEPTEMBER 26, 1997 IN VARIAN ASSOCIATES, INC. COMMON STOCK OR ON SEPTEMBER 29, 1997 IN THE S & P 500 INDEX AND THE S & P TECHNOLOGY INDEX—INCLUDING REINVESTMENT OF DIVIDENDS.

	Cumulative Total Return

	9/26/97	10/2/98	4/1/99

VARIAN ASSOCIATES	100.00	57.48	64.96
S & P 500	100.00	109.05	138.86
S & P TECHNOLOGY	100.00	113.22	169.96

Varian Medical Systems, Inc.

      This graph shows the total return on Varian Medical Systems’ common stock and certain indices from April 5, 1999— the first trading day after Varian Associates, Inc. spun off to its stockholders its instruments and semiconductor equipment businesses— (except as indicated) and the last day of fiscal year 2002. Because the Company is now included in the S&P MidCap 400 Index, that index will replace the S & P SmallCap 600 in future performance graphs. Similarly, the Company is replacing the JP Morgan H & Q Medical Products Index with the S & P Health Care Supplies Index because the JP Morgan H & Q Medical Products Index was discontinued April 4, 2002.

COMPARISON OF 42 MONTH CUMULATIVE TOTAL RETURN*

AMONG VARIAN MEDICAL SYSTEMS, INC., THE S & P SMALLCAP 600 INDEX,
THE S & P MIDCAP 400 INDEX, THE JP MORGAN H & Q MEDICAL PRODUCTS INDEX
AND THE S & P HEALTH CARE SUPPLIES INDEX

*$100 INVESTED ON APRIL 5, 1999 IN VARIAN MEDICAL SYSTEMS, INC. COMMON STOCK OR ON MARCH 31, 1999 IN THE S & P SMALLCAP 600 INDEX, THE S & P MIDCAP 400 INDEX, THE JP MORGAN H & Q MEDICAL PRODUCTS INDEX, AND THE S & P HEALTH CARE SUPPLIES INDEX—INCLUDING REINVESTMENT OF DIVIDENDS.

	Cumulative Total Return

	4/5/99	10/1/99	9/29/00	9/29/01	9/27/02

VARIAN MEDICAL SYSTEMS, INC.	100.00	119.80	246.76	350.31	477.05
S & P SMALLCAP 600	100.00	109.83	136.38	121.90	119.72
S & P MIDCAP 400	100.00	101.86	137.99	118.18	96.64
JP MORGAN H & Q MEDICAL PRODUCTS	100.00	87.44	102.84	105.60
S & P HEALTH CARE SUPPLIES	100.00	116.54	136.98	102.03	122.24

INDEPENDENCE OF ACCOUNTANTS

      Audit Fees: The aggregate fees billed or to be billed by PricewaterhouseCoopers LLP for professional services rendered for (i) the audit of the Company’s annual financial statements set forth in the Company’s Annual Report on Form 10-K for the fiscal year ended September 27, 2002, and (ii) the review of the Company’s quarterly financial statements set forth in the Company’s Quarterly Reports on Form 10-Q were $477,046.

      Financial Information System Design Implementation Fees: For the fiscal year that ended September 27, 2002, the Company did not pay PricewaterhouseCoopers LLP any fees for financial information system design implementation services.

      All Other Fees: The aggregate fees billed or to be billed by PricewaterhouseCoopers LLP for services other than those described above for the fiscal year that ended September 27, 2002 were $534,877. These fees primarily related to (i) statutory audits of foreign subsidiaries, (ii) consultations on effects of various accounting issues and changes in professional standards and (iii) income and other tax-related services.

      The Company’s Audit Committee reviewed the services provided by PricewaterhouseCoopers LLP, and the fees the Company paid for these services, and reviewed whether the provision of the services is compatible with maintaining the accountant’s independence. The Audit Committee determined that the provision of the services is compatible with maintaining that independence.

☒	Please mark votes as in this example	6314

The Board of Directors Recommends a Vote “FOR” the nominees listed in Proposal 1.

		FOR	WITHHELD
1.	Election of Directors	☐	☐	Nominees:	David W. Martin, Jr. and Ruediger Naumann-Etienne for a term ending at the 2006 Annual Meeting Allen S. Lichter for a term ending at the 2005 Annual Meeting
For, except vote withheld from the following nominee(s):						The proxies are authorized to vote on such other business as is properly brought before the Annual Meeting for action in accordance with their judgment as to the best interests of the Company.

Comments/Change of Address
SIGNATURE (S)	DATE

NOTE:	Please sign exactly as name appears on your stock certificate. If the stock is registered in the names of two or more persons, each should sign. Executors, administrators, trustees, guardians, attorneys and corporate officers should insert their name.

• FOLD AND DETACH HERE •

VARIAN MEDICAL SYSTEMS, INC.
Annual Meeting of Stockholders

February 13, 2003
1:00 p.m.

Sheraton Palo Alto
Justine’s Conference Room
625 El Camino Real
Palo Alto, CA 94301

(Map on Reverse Side)

P
R
O
X
Y

VARIAN MEDICAL SYSTEMS, INC.

PROXY FOR ANNUAL MEETING OF STOCKHOLDERS-FEBRUARY 13, 2003
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

     The undersigned stockholder of Varian Medical Systems, Inc. hereby constitutes and appoints RICHARD M. LEVY and JOSEPH B. PHAIR, and each of them, proxies and attorneys-in-fact of the undersigned, with full power of substitution, to vote all the shares of Common Stock of Varian Medical Systems, Inc. standing in the name of the undersigned, at the Annual Meeting of Stockholders of Varian Medical Systems, Inc. to be held at the Sheraton Palo Alto, Justine’s Conference Room, 625 El Camino Real, Palo Alto, CA 94301, on February 13, 2003, at 1:00 p.m., and at any adjournment(s) or postponement(s) thereof.

     Unless a contrary direction is indicated, this Proxy will be voted FOR all nominees and in accordance with the judgment of the proxies as to the best interests of Varian Medical Systems upon such other business as may properly come before the meeting or any adjournment or postponement thereof. If specific instructions are indicated, this Proxy will be voted in accordance therewith. With respect to the election of directors, the proxies shall have full discretion and authority to vote cumulatively and to allocate votes among any or all of the nominees of the Board of Directors in such order as they may determine.

(If you have written in the above space, please mark the corresponding box on the reverse side of this card)

PLEASE FILL IN, DATE, SIGN AND MAIL THIS PROXY IN THE ENCLOSED POSTAGE-PAID RETURN ENVELOPE CONTINUED AND TO BE SIGNED ON REVERSE SIDE	SEE REVERSE SIDE

• FOLD AND DETACH HERE •

625 EL CAMINO REAL · PALO ALTO, CA 94301
PHONE: (650) 328-2800 · FAX: (650) 327-7362

Locater Map

The Sheraton Palo Alto Hotel is easily accessible from Highway 101 and from Interstate 280.

•	From Highway 101 in either direction, exit Embarcadero Rd. WEST to El Camino Real. Turn right on El Camino Real. The hotel is located 3 blocks down on the right.

•	From Interstate 280 in either direction, exit Page Mill Rd. EAST to El Camino Real. Turn left on El Camino Real. Travel approximately 2 miles on El Camino Real. The hotel is located on the right.